Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Jan-03	Dec-02	Nov-02
Yield		15.18%	16.56%	14.96%
Less:	Coupon	2.49%	2.52%	2.59%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.15%	5.72%	5.90%
Excess Spread		6.04%	6.82%	4.97%

Three Month Average Excess Spread		5.94%	6.11%	5.93%

Delinquency:
	30 to 59 days	1.35%	1.35%	1.37%
	60 to 89 days	0.92%	0.87%	0.95%
	90 + days	1.82%	1.75%	1.82%
	Total	4.09%	3.97%	4.14%

Payment Rate		18.06%	17.91%	12.48%